As Filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-205539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENSIGHT BIOLOGICS S.A.

(Exact name of registrant as specified in its charter)

France	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

74, rue du Faubourg Saint-Antoine

75012 Paris - France

Telephone: +33 (0)1 76 21 72 20

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Fl.

New York, N.Y. 10017

Telephone: (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melinda Stege Arsouze Gide Loyrette Nouel LLP 22, cours Albert Ier 75008 Paris - France Telephone: +33 (0)1 40 75 60 00	Craig E. Marcus Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000	Lisa L. Jacobs Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

GenSight Biologics S.A. is filing this Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-205539) to submit Exhibit 10.21 and update Item 8(a) of the Registration Statement and the Exhibit Index accordingly. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. No changes are being made to the prospectus or Items 6, 7, 8(b), or 9 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third party action, provided that they acted in good faith and within their capacities as directors or officers. Criminal liability cannot be indemnified under French law, whether directly by us or through liability insurance.

We intend to maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. We believe that this insurance and these agreements are necessary to attract qualified directors and executive officers.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

In any underwriting agreement we enter into in connection with the sale of ADSs being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of share capital

On February 5, 2013, we sold an aggregate of 670,588 ordinary shares to Novartis Pharma AG, or Novartis, in consideration for the rights granted by Novartis, by offsetting the claim against our Company, 36,575 outstanding ordinary shares and 16,108,003 outstanding Series A preferred Shares to 5 investors at a purchase price of €1.12 per share, for an aggregate purchase price of €18,040,963.

On December 19, 2013, we sold 1,308,132 outstanding Series A preferred Shares to one investor at a purchase price of €1.29 per share, for an aggregate purchase price of €1,687,490.

The offers, sales and issuances of the securities described in the preceding two paragraphs were exempt from registration, either under Section 4(a)(2) of the Securities Act or under Regulation S promulgated under the Securities Act.

On July 7, 2015, we sold 11,562,178 Series B preferred Shares to 19 investors at a purchase price of €2.78 per share, for an aggregate purchase price of €32,142,855 pursuant to Rule 506 under Regulation D of the Securities Act or Regulation S promulgated under the Securities Act.

Issuances under our equity plans

On July 8, 2013, April 9, 2014 and December 3, 2014, we granted to employees and non-employee directors, pursuant to our equity incentive plans and in exchange for services rendered or to be rendered, warrants to purchase an aggregate of 3,767,000 ordinary shares with an exercise prices of €0.01 per share. Since April 17, 2013, an aggregate of 573,900 ordinary shares have been issued upon the exercise of options and warrants issued under our equity incentive plans, at an exercise price of €0.01 per share, for aggregate proceeds of €5,739.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and financial statement schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial statement schedules

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or inapplicable, and therefore has been omitted.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France on July 10, 2015.

GENSIGHT BIOLOGICS S.A.

By:	/s/ Bernard Gilly
Name:	Bernard Gilly
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on July 10, 2015, in the capacities indicated.

Signature	Title

/s/ Bernard Gilly Bernard Gilly	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Thomas Gidoin Thomas Gidoin	Chief Financial Officer (Principal Financial and Accounting Officer)

* Florent Gros	Director

* Genghis Lloyd-Harris	Director

* Guido Magni	Director

* Peter Goodfellow	Director

* Michael Wyzga	Director

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed by the undersigned as the duly authorized representative in the United States of GenSight Biologics S.A. in New York, New York, on July 10, 2015.

By:	/s/ Giselle Manon
Name:	Giselle Manon

Exhibit Index

Number	Description of Exhibit	Previously Filed	Filed Herewith	To be Filed by Amendment

1.1	Form of Underwriting Agreement			x

3.1	Bylaws (statuts) of the registrant (English translation)	x

3.2	Form of bylaws of the registrant to become effective upon closing of the offering (English translation)			x

4.1	Form of Deposit Agreement			x

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)			x

5.1	Opinion of Gide Loyrette Nouel A.A.R.P.I.			x

8.1	Tax opinion of Gide Loyrette Nouel A.A.R.P.I.			x

10.1*	Partnership Agreement between Genethon and the registrant dated February 1, 2013	x

10.2*	Addendum 1 to the Partnership Agreement between Genethon and the registrant dated April 2, 2013	x

10.3*	Addendum 1.1 to the Partnership Agreement between Genethon and the registrant dated January 1, 2014	x

10.4*	Research Collaboration Agreement between the Friedrich Miescher Institute and the registrant dated March 1, 2014	x

10.5*	Quality Agreement between Genethon and the registrant dated June 10, 2014	x

10.6*	Consortium Agreement between Pixium Vision S.A., or Pixium Vision, Fondation Voir et Entendre and the registrant dated July 11, 2014 (English translation)	x

10.7*	Master Agreement between Bpifrance Financement, Pixium Vision and the registrant dated December 16, 2014 (English translation)	x

10.8*	Financial Aid Agreement between Bpifrance Financement, Pixium, Fondation voir et Entendre and the registrant dated December 16, 2014 (English translation)	x

10.9*	Cooperation Agreement between Université Pierre et Marie Curie, or UPMC, Institut National de la Santé et de la Recherche Médicale, or INSERM, Centre National de la Recherche Scientifique, or CNRS, Institut de la Vision and the registrant dated December 19, 2013 (English translation)	x

10.10	1st Amendment to the Cooperation Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated February 25, 2014 (English translation)	x

10.11	2nd Amendment to the Cooperation Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated December 4, 2015 (English translation)	x

Number	Description of Exhibit	Previously Filed	Filed Herewith	To be Filed by Amendment

10.12*	3rd Amendment to the Cooperation Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated June 15, 2015 (English translation)	x

10.13*	Specific Research Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated October 28, 2014 (English translation)	x

10.14*	Specific Research Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated November 26, 2014 (English translation)	x

10.15*	Specific Research Agreement between UPMC, INSERM, CNRS, Institut de la Vision and the registrant dated June 1, 2015 (English translation)	x

10.16*	License Agreement between Avalanche Biotechnologies Inc. and the registrant dated February 23, 2014	x

10.17*	License Agreement with Inserm Transfert S.A. and the registrant dated October 12, 2012	x

10.18*	License Agreement with Association Française contre les Myopathies, Inserm Transfert S.A. and the registrant dated December 2, 2013	x

10.19	Summary of BSA Plan	x

10.20	Summary of BSPCE Plan	x

10.21*	Biopharma Services Agreement between Henogen S.A and the registrant dated June 24, 2015		x

23.1	Consent of Deloitte & Associés	x

23.2	Consent of Gide Loyrette Nouel A.A.R.P.I. (included in Exhibit 5.1 and 8.1)			x

24.1	Power of Attorney of each of the directors of the registrant and the principal executive, financial and accounting officers of the registrant (included on signature page)	x

*	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.